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                                                                      Exhibit 12

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                    For the Six Months Ended June 30, 2000
                          (In millions, except ratio)



Earnings
Earnings from continuing operations before income taxes                $   204
Interest expense                                                           447
Amortization of debt premium and discount, net                              (1)
Portion of rents representative of an interest factor                       34
Losses and undistributed earnings of 50% and less than 50%
  owned companies, net                                                      25
                                                                       -------

Adjusted earnings from continuing operations before income taxes       $   709
                                                                       =======

Fixed Charges
Interest expense                                                       $   447
Amortization of debt premium and discount, net                              (1)
Portion of rents representative of an interest factor                       34
Capitalized interest                                                        --
                                                                       -------

Total fixed charges                                                    $   480
                                                                       =======

Ratio of Earnings to Fixed Charges                                         1.5
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